UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 13, 2012

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Evergreen Energy Inc. (the “Company”) was notified by its China joint venture, Evergreen-China Energy Technology Co., Ltd., that the joint venture executed a Coal Upgrading Factory Project Cooperation Agreement on December 22, 2011 with a Chinese coal mining company.   The Cooperation Agreement provides for the testing of lignite from a site in Inner Mongolia and for the Chinese coal mining company to provide land, obtain permits for a K-Fuel facility with annual capacity of one million tons per year, and for providing feedstock and certain railroad transportation capacity.

The Cooperation Agreement requires that the Company and its joint venture partners raise, directly or through third parties, the estimated $40 million to $50 million required for the design and construction of the K-Fuel facility. In addition, the Cooperation Agreement provides that the lignite must meet certain upgrading and storage requirements, with testing to be performed in China.  The Company does not have the capital to invest in the facility and it is also the Company’s understanding from discussions with the other parties to the joint venture that they do not have the capital to invest in the facility.  One of the joint venture partners has indicated that a reputable party in China has been in discussions about investing some of the capital and serving as co-developer of the K-Fuel facility.  The identity of that party has not been disclosed and the joint venture partner has confirmed that no agreement has been reached at this time.

The Cooperation Agreement does not provide for royalties or any license fee to be paid to the joint venture or the Company. Furthermore, the Cooperation Agreement does not provide cash flow to the Company or its subsidiaries and neither the joint venture nor its partners will provide financing to the Company.

The terms of the joint venture agreement provide that either party may terminate the joint venture if, by December 31, 2011, the joint venture has not executed a “Commercial Agreement” (defined as a “K-Fuel® Patented Technology sublicense agreement”) with a project owner as a sub-licensee of a K-Fuel® Plant within China.  The Company does not believe the Cooperation Agreement constitutes the required “Commercial Agreement.”

The Company has been working with its  joint venture partners to extend the time period with which the joint venture may comply with the Commercial Agreement requirements, to provide cash to the Company and to address a few other issues of concern. These efforts concluded on January 11, 2012 and were unsuccessful.  Accordingly, the Company’s board is evaluating whether it should terminate the Joint Venture Agreement pursuant to its terms in order to preserve rights to the K-Fuel technology for the Company in China.

The Company remains unable to obtain additional financing and, given its current financial condition, there is substantial doubt that the Company will be able to continue operations.  The Company continues to consider its remaining strategic alternatives, including a bankruptcy filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: January 13, 2012	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer